Exhibit 99.1

Mawson Infrastructure Group Inc. Sells Greenfield Texas Sites for $8.5m

The Sale Strengthens Mawson’s Financial Position, Enabling Expansion and Provides Operational Efficiencies

Total sale consideration of $8.5m cash and stablecoins

Sharon, PA – April 19, 2023 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson'' or the “Company”), a digital infrastructure provider, announces today that it has signed and closed a binding sale agreement for Mawson’s greenfield sites in Midland, TX, effective April 18, 2023. The sale price was $8.5m in cash and stablecoins. The transaction involved the sale of 100% of Mawson’s subsidiary Luna Squares Texas LLC, which held the relevant lease agreements and related contracts. In addition, Mawson sold 59 transformers which were earmarked for these Texas sites. The buyer is a fund managed by Mainnet Capital, a Singapore-based fund manager, called M Turing VCC Oracle Phase 1 Fund.

The sale of the Texas sites allows Mawson to focus all attention on its current 240 MW of facilities in Pennsylvania. The proceeds of the sale will be used for further debt reduction, as well as funding future expansions across Mawson’s other sites, including the acquisition of additional ASIC miners.

Mawson is scheduled to turn on an added 70 MW at its Midland, PA site, and an initial 12 MW at its Sharon, PA site in Q2, 2023.

Mawson expects to have 132 MW online during Q2, 2023, representing enough power for up to 38,808 ASIC miners, operating at approximately 4.2 EH/second.1 This capacity expansion could potentially generate up to approximately 11.025 BTC per day, or approximately $120 million in revenue per year, which would be split between Mawson and its hosting customers.2

James Manning, CEO, commented “We are incredibly pleased to have closed the sale of our Texas sites. The proceeds of the sale will be used to ensure Mawson continues to reduce debt and start to expand our operations in 2023. We look forward to seeing our increased mining and power capacity online in Q2, 2023.”

Ray Li, CEO of Mainnet Capital, the investment manager of M Turing VCC Oracle Phase 1 Fund said, "We are eager to break ground immediately and look forward to growing alongside the great state of Texas. This acquisition highlights our dedication to the rapidly expanding Bitcoin mining industry in the United States and reinforces our commitment to drive value for our investors and stakeholders, as well as contribute to the growth and success of the Midland, Texas community. With abundant energy resources and a supportive regulatory environment, Texas is poised to continue leading the country in this emerging space. We recognize the importance of grid resiliency in Texas and plan to contribute to its stabilization by participating in ERCOT demand response and load resource programs. By integrating into the West Texas culture, we aim to bring additional economic growth, jobs, and opportunities to the Midland community through our newly acquired subsidiary, Luna Square Texas, LLC.”

Justin Ballard, Co-Founder and Partner of Quarry Advisors (www.thequarry.io), provided advisory services for the sale transaction. Quarry Advisors is a leading transactional advisory firm in the energy and digital mining industries, providing a wide range of services to clients in these rapidly evolving businesses.

Commenting on the sale, Ballard said, “We are thrilled to have been given the opportunity to work with Mawson to complete this transaction. As the mining industry continues to grow and evolve, we believe that there is tremendous potential for companies to enter the mining space and generate significant returns. The Quarry’s team of experienced advisors is built and dedicated to supporting our clients as they navigate this space and partnering with them to achieve successful transactions.”

[1]	Statements about ASIC miner capacity and Exahash forecasts in this document are not an assurance that Mawson will have that many ASIC miners available to deploy (whether self-mining or hosted units). Mawson’s ability to deploy units will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners’ customers have to deploy.

[2]	At the current Bitcoin price, block reward rate and network difficulty, assuming those miners are online with 100% uptime.

James Manning, CEO, further commented “We thank Justin and his team for working on a process to achieve the best sale outcome for the site and bringing the transaction to a close. The sale further demonstrates our operational consolidation and concentration on our Pennsylvanian facilities, and the ability of our deal-making team to source, negotiate and close value-adding transactions. We will look forward to making future announcements on site and site expansion in and around our existing facilities.”

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ENDS

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com